Exhibit 99.1

Zhone Technologies, Inc. Reports First Quarter 2005 Financial Results; Demonstrating Continued Revenue and Market Growth

    OAKLAND, Calif.--(BUSINESS WIRE)--April 20, 2005--Zhone Technologies, Inc. (Nasdaq:ZHNE), the first company dedicated to building total-delivery solutions for voice, data and content services worldwide, today reported its results for the first quarter ended March 31, 2005.
    Revenue for the first quarter of 2005 was $27.6 million, compared with $21.0 million for the first quarter of 2004. Net loss for the first quarter of 2005, calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), was $5.1 million compared with a net loss of $13.4 million for the first quarter of 2004. Pro forma loss before interest, taxes, depreciation and amortization (EBITDA) calculated on a non-GAAP basis was $1.7 million for the first quarter of 2005, compared to a pro forma EBITDA non-GAAP loss of $3.7 million for the first quarter of 2004. A reconciliation between net loss calculated on a GAAP basis and pro forma EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.
    During the first quarter Zhone won significant new business for both our flagship Optical Transport and SLMS Access products. DSL port shipments on our flagship MALC and Raptor products increased to 108,000 ports in the first quarter of 2005 - an increase of over 500% over the first quarter of 2004 and an increase of over 100% over the previous quarter. In addition to strong U.S. sales, business from new first-time customers was realized in all of our international sales regions.
    "We are very pleased with this quarter's performance, especially in the continued adoption of our SLMS and Optical products.," said Mory Ejabat, Chairman and Chief Executive Officer of Zhone. "Increased customer acquisition and solid execution by our team clearly indicate that Zhone is well-positioned for the balance of 2005 and beyond." (See April 20, 2005 Press Release: "Zhone Establishes Market Leadership Among Next Generation Broadband Loop Carrier Access Platforms")
    Zhone will hold a conference call today, April 20, 2005, at approximately 2:00 p.m. Pacific Time to review its first quarter results. The call is open to the public by dialing 800-573-4842 for U.S. callers and +1 617-224-4327 for international callers and entering the passcode 84960375.
    Zhone has also scheduled this event to be broadcast live via webcast. To access this webcast please go to the Investor Relations section of the Zhone website at www.zhone.com/about/investors/. A replay of the webcast will be available on the website for at least 30 days. Additional investor information can be accessed at www.zhone.com or by calling Zhone's Investor Relations Department at 510-777-7013.

    Non-GAAP Financial Measures

    Non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The company's management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the company's operational performance, including the company's ability to provide cash flows to invest in research and development and fund acquisitions and capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the company's historical operating results and comparisons to competitors' operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency to supplemental information used by management in its financial and operational decision-making. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this news release.

    Forward-looking statements

    This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Specifically, statements regarding our future financial performance, our position for 2005 and beyond, and anticipated trends in our business or market, are all forward-looking statements. These forward-looking statements are based on current expectations, forecasts and assumptions, and are subject to certain risks and uncertainties. As a result, actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, without limitation, our ability to generate sufficient revenue to achieve or sustain profitability, the economic slowdown in the telecommunications industry that has restricted the ability of our customers to purchase our products, the pace of spending in the telecommunications industry, commercial acceptance of our SLMS products, intense competition in the communications equipment market from large equipment companies as well as private companies that have announced plans for products that address the same networks needs as our products, and higher than anticipated expenses that we may incur. More detailed information about these risk factors, and additional risk factors, are set forth in Zhone's periodic filings with the Securities and Exchange Commission available at www.sec.gov, including, but not limited to, those risks and uncertainties listed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K filed for the year ended December 31, 2004. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Zhone expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

    About Zhone Technologies, Inc. (Zhone)

    Zhone (Nasdaq: ZHNE) designs and manufactures network equipment for network operators worldwide. Zhone's products allow network operators to deliver a rich array of voice, data, video, and entertainment services over their existing networks while simultaneously retooling for converged packet based voice (VoIP) and video (IPTV) over copper or fiber access lines.
    Zhone's advanced networking solutions include the Single Line Multi-Service architecture (SLMS(TM)), Multi-Access Line Concentrator (MALC(TM)), Raptor(TM) ATM/IP DSLAMs, FiberSLAM(TM) Optical Line Terminal, Zhone Residential Gateways (ZRG(TM)), GigaMux(TM) Optical Transport Systems and Zhone Management System (ZMS(TM)). With over one million subscriber interfaces shipped and deployments at over 300 carriers including among some of the world's largest networks, Zhone has enabled network operators to reinvent their businesses. For more information, please visit www.zhone.com.
    Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice. Copyright (C) 2005 Zhone Technologies, Inc. All rights reserved.





                       ZHONE TECHNOLOGIES, INC.
       Unaudited Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)


                                                Three Months Ended
                                           ---------------------------
                                               March 31,     March 31,
                                                  2005          2004
                                           -------------- ------------
Net revenue                                      $27,563      $21,033
Cost of revenue                                   15,567       11,898
Stock-based compensation                              27           82
                                           -------------- ------------
Gross profit                                      11,969        9,053
                                           -------------- ------------
Operating expenses:
    Research and product development               5,910        5,953
    Sales and marketing                            6,134        4,682
    General and administrative                     2,027        2,482
    Purchased in-process research and
     development                                      --        6,185
    Stock-based compensation                         128          528
    Amortization and impairment of
     intangible assets                             2,257        2,078
                                           -------------- ------------
         Total operating expenses                 16,456       21,908
                                           -------------- ------------
         Operating loss                           (4,487)     (12,855)
Other income (expense), net                         (606)        (434)
                                           -------------- ------------
         Loss before income taxes                 (5,093)     (13,289)
Income tax provision (benefit)                        38           96
                                           -------------- ------------
         Net loss                                $(5,131)    $(13,385)
                                           ============== ============
Basic and diluted net loss per share              $(0.05)      $(0.17)
Weighted average shares outstanding used to
 compute basic and diluted net loss per
 share                                            94,100       77,266

Reconciliation between GAAP net loss and
 non-GAAP pro forma EBITDA as follows:
GAAP net loss                                    $(5,131)    $(13,385)
Purchased in-process research and
 development                                          --        6,185
Stock-based compensation                             155          610
Interest expense (net)                               597          505
Income taxes                                          38           96
Depreciation                                         426          253
Amortization and impairment of intangible
 assets                                            2,257        2,078
                                           -------------- ------------
Non-GAAP pro forma EBITDA                        $(1,658)     $(3,658)
                                           ============== ============

Revenue by product line:
          SLMS                                     9,093        7,358
          Legacy and Service                      12,732       13,675
          Optical Transport                        5,738           --
                                           -------------- ------------
                                                 $27,563      $21,033
                                           ============== ============


               ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES
            Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)


                                                   March 31,  Dec. 31,
                                                     2005      2004
                                                   --------- ---------

                     Assets

Current assets:
    Cash, cash equivalents and short-term
     investments                                    $61,084   $65,216
    Accounts receivable                              18,239    19,243
    Inventories                                      43,164    37,352
    Prepaid expenses and other current assets         3,294     3,949
                                                   --------- ---------
         Total current assets                       125,781   125,760
Property and equipment, net                          22,877    22,967
Goodwill                                            157,232   157,232
Other acquisition-related intangible assets          15,590    17,847
Restricted cash                                         758       758
Other assets                                            367       663
                                                   --------- ---------
         Total assets                              $322,605  $325,227
                                                   ========= =========

      Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable                                $20,751   $14,155
    Line of credit                                   14,500    14,500
    Current portion of long-term debt                 4,363     1,378
    Accrued and other liabilities                    16,209    23,938
                                                   --------- ---------
         Total current liabilities                   55,823    53,971
    Long-term debt, less current portion             40,116    39,935
    Other long-term liabilities                       1,464     1,537
                                                   --------- ---------
         Total liabilities                           97,403    95,443
                                                   --------- ---------
Stockholders' equity:
    Common stock                                         94        94
    Additional paid-in capital                      862,696   862,261
    Other stockholders' equity                       (1,054)   (1,168)
    Accumulated deficit                            (636,534) (631,403)
                                                   --------- ---------
         Total stockholders' equity                 225,202   229,784
                                                   --------- ---------
         Total liabilities and stockholders'
          equity                                   $322,605  $325,227
                                                   ========= =========



    CONTACT: Zhone Technologies
             Siobhan McMullin, 510-777-7020 (Media)
             510-520-4470 (mobile)
             smcmullin@zhone.com
             Investor Relations, 510-777-7013
             investor-relations@zhone.com